EXHIBIT 10.1

April 27, 2009

Mr. William S. Sheridan
Chief Financial Officer, Executive Vice President
Sotheby’s
1334 York Avenue
New York, New York 10021

Re:       Amendment to Severance Agreement

Dear Bill:

     I write further to your conversation with Bill Ruprecht earlier this month to confirm what we have agreed with you in relation to your remuneration going forward in response to current challenges facing Sotheby’s business in a difficult economy. As you are aware, Sotheby’s highly compensated executive employees are being asked to have their salary reduced as part of the Company’s initiatives to best position the organization to address these challenges. Accordingly, upon your execution of this amendment to your Severance Agreement, which is dated as of August 3, 2006, as amended March 7, 2008 (the “Agreement”), your base salary will be reduced from $600,000 to $540,000 effective May 1, 2009. This amendment is as follows:

Waivers

     The Agreement permits you to terminate your employment with the Company for “Good Reason” (as defined in Exhibit A to the Agreement) for the following pertinent or potentially pertinent reasons (i) “failure by the Company to pay you a base salary of not less than $600,000”…or (ii) “any action by the Company that results in a material diminution in your position without your express consent. . .”. You agree to waive irrevocably the right to terminate the Agreement and assert a separation for “Good Reason” along with any other rights you may have under the Agreement as a result of this salary reduction. You further agree that no portion of the salary reduction is being deferred to any future date.

Amendments

You agree that:

1.	The definition of “Good Reason” stated in Exhibit A to the Agreement in clause (a), as amended on March 7, 2008, shall be deleted and replaced with the following:

“failure by the Company to pay you a base salary of not less than $540,000, reduction of your annual cash incentive bonus target below $350,000 under the Company’s annual incentive compensation program or reduction of your annual restricted stock unit incentive bonus target under the Company’s annual restricted stock unit incentive program below $350,000, with any such stock units awarded subject to the terms and conditions of the Sotheby’s Amended and Restated Stock Unit Plan (or successor plan);”

2.	The definition of “Good Reason” stated in Exhibit A to the Agreement will be amended to add in a separate paragraph after, “Provided, however, that the Company shall have thirty (30) days following receipt of notice from you of circumstances constituting Good Reason to correct such circumstances.”:

“’Good Reason’ specifically shall not include the impact of any period of unpaid vacation that is mutually agreed upon by the parties, in their discretion.”

3.	Paragraph 1(a) subsection (a) of the Agreement shall be amended so that “base salary” shall mean your former salary of $600,000 for purposes of calculating the amount due to you from the date of notification by you to the Company that you are terminating employment for Good Cause (provided the Company does not cure such circumstances with the thirty day period) or the date of notification by the Company that it is terminating you without cause until the actual termination date.

4.	Paragraph 1(a) of the Agreement shall be amended so that if you become eligible for severance under the Sotheby’s, Inc. Severance Plan, “base salary” for purposes of determining any amount due to you upon termination of employment, shall be calculated using your former base salary amount of $600,000.

     The Company will review these salary reductions in twelve months with the Compensation Committee of the Board of Directors to determine if business conditions warrant the reinstatement of all or part of the salary decrease.

     The Company is making arrangements with most of its benefits providers (other than worker’s compensation, short term disability, the Company’s 401(k) plan and the Company’s Deferred Compensation plan) so that your level of benefits will remain commensurate with the amount of your former base salary of $600,000.

     Except as amended hereby, the Agreement remains in full force and effect in accordance with its terms.

     We greatly appreciate that you are accepting a reduction in compensation during this period of retrenchment for the company’s business in a difficult worldwide economic environment.

     If this letter agreement correctly states the terms of your waivers and the amendments to the Agreement, please acknowledge where indicated below.

SOTHEBY’S

By: /s/ Susan Alexander Susan Alexander, Executive Vice President and Worldwide Head of Human Resources

AGREED AND ACCEPTED AS OF
THE DATE OF THIS LETTER:

/s/ William S. Sheridan_____________________________
WILLIAM S. SHERIDAN